Exhibit 99.1

RAM Holdings Announces Third Quarter 2007 Unrealized Mark-to-Market Loss on its Credit Derivatives Portfolio and Record New Business Production

HAMILTON, Bermuda, October 29, 2007 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) ("RAM" or the "Company") today announced that its results for the third quarter 2007 will be affected by an unrealized mark-to-market loss of approximately ($28.4) million, or ($1.04) per basic and diluted share, with respect to its credit derivatives portfolio. As a result of the unrealized losses, RAM expects to report a net loss for the third quarter. These unrealized losses are the result of widening credit spreads in the market and do not reflect actual claims. The unrealized mark-to-market losses do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance, or rating agency statutory capital requirements and claims paying resources.

Also for the third quarter, RAM expects to report adjusted premiums written, a non-GAAP financial measure, of $50.7 million versus $37.3 million for the third quarter 2006. This is an increase of 36% over the comparative 2006 period and is the largest amount of new business written in any quarter in RAM’s history.

“The significant widening of credit spreads in the market has led to the unrealized loss in our credit derivatives portfolio for this quarter,” said Vernon Endo, RAM's President and Chief Executive Officer. “The Company reinsures credit default swaps that function like financial guaranty policies, providing protection against payment defaults.  These policies are intended to be held to maturity and the net gain or loss on the credit derivative will amortize to zero by the maturity date if no default occurs. The credit derivatives we reinsure are highly-rated and comprise $9.9 billion of our total insured portfolio. The unrealized losses are not indicative of future losses on these policies based on our review.”

Mr. Endo added, “We believe the widening of credit spreads has also led to increased demand and generally improved pricing and terms for financial guaranty insurance.  Our adjusted premiums written for the quarter were higher than expected, partly due to the addition of two new treaties this year, and we are pleased with the quality of the business we assumed during the quarter.”

The Company’s pre-announcement is strictly limited to the information contained in this press release and the Company will not provide any other details on these items or third quarter 2007 financial results until the Company’s scheduled earnings release.

Change in Fair Value Estimate for Derivative Instruments

RAM has exposure to derivative instruments through reinsurance of credit default swap contracts issued by ceding companies. These contracts are intended to be held to maturity by the primaries and by RAM. Management considers these agreements to be a normal extension of its financial guaranty reinsurance business and reinsurance in substance but they do not meet the scope exception that excludes most financial guaranty policies from the fair value provisions of FAS 149 “Accounting for Derivative Instruments and Hedging Activities”. Therefore, we are required to account for these assumed credit default swaps on the balance sheet at fair value and changes in fair value due to market conditions are reported as unrealized gains and losses on derivative financial instruments in our income statement. Through June 30, 2007, RAM has valued its credit default swap portfolio using an internally developed model. While the model estimates an appropriate fair value during normal market conditions, the internal model output at September 30, 2007 would not fully reflect the effect of the present market conditions and the large changes in credit spreads currently being experienced. Management has therefore determined that a more appropriate basis for our estimate of fair value in the current market circumstances is to use the valuation information provided to us by our ceding companies as they have access to each underlying risk and their own internal models are able to reflect more detailed market data for each of those underlying risks. Accordingly in this quarter, our change in fair value estimate is based upon the information provided to us by our ceding companies. The recorded change in fair value for the quarter was ($28.4) million, which is equivalent to ($1.04) for both basic and diluted earnings per share.

Q3 Earnings Conference Call Details

RAM Holdings Ltd. will hold a conference call for investors on Monday, November 5th at 10:00 a.m. EST to discuss third quarter 2007 earnings which are scheduled to be released before 9:00 a.m. EST that morning. A copy of the earnings release will be available in the Investor Information section of the Company's website located at www.ramre.com.

The dial in number for the investor conference call is (888) 282-4019 (in the U.S.) or (913) 312-1488 (International). The call will also be available via live and archived webcast in the Investor Information section of the Company's website at www.ramre.com.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses and unrealized gains or losses on credit derivatives. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

	3rd Quarter		Year-to-Date
	2007	2006	2007	2006

Net Par Written	$6,815,649	$2,805,236	$12,638,784	$3,386,936

GAAP Net Premiums Written	$28,928	$23,086	$80,925	$55,147
Less: Net Installment Premiums Written	$12,579	$9,244	$29,224	$23,319
Net Upfront Premiums Written	$16,349	$13,842	$51,701	$31,828
Plus: PV of Installment
Net Premiums Written	$34,316	$23,457	$69,421	$39,633

Net Adjusted Premiums Written	$50,665	$37,299	$121,122	$71,461

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

Contact:

RAM Holdings Ltd., Hamilton

Victoria Guest, 441-298-2116

vguest@ramre.bm